Bausch & Lomb Incorporated

Exhibit 11

Statement Regarding Computation of Per Share Earnings
(Dollar Amounts in Millions, Share Amounts in Thousands Except Per Share Data)
	Three Months Ended
	March 30, 2002	March 31, 2001
Income (Loss) From Operations Before Change In Accounting Principle	$8.8	$(1.3)
Change in accounting principle, net of taxes	-	0.3
Net Income (Loss) (a)	$8.8	$(1.0)

Actual outstanding Common and Class B shares at beginning of period	53,543	53,473

Sum of weighted average activity of Common and Class B shares issued for stock options, restricted stock awards and cancellations, and net activity of shares held in deferred compensation plan	154	26

Weighted Basic Shares (b)	53,697	53,499

Effect of assumed exercise of
Common stock equivalents	282	-	<1>

Weighted Diluted Shares (c)	53,979	53,499

Basic Earnings Per Share (a/b)	$0.16	$(0.02)

Diluted Earnings Per Share (a/c)	$0.16	$(0.02)

<1> Due to the net loss before the change in accounting principle, no effect of assumed exercises of Common stock equivalents was used in the computation of weighted diluted shares.